EXHIBIT 99.2

US Home Systems, Inc.

Fourth Quarter 2006 Earnings

March 19, 2007

Operator: Good afternoon, my name is Cheryl and I will be your conference operator today. At this time I would like to welcome everyone to the US Home Systems Fourth Quarter 2006 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Brett Maas. Sir, you may begin your conference.

Brett Maas: Good afternoon and thank you for joining the US Home Systems Investor Conference Call. Following management’s comments, we will open the line to answer your questions. This call is also being simulcast on the internet through our website at www.ushomesystems.com or through Viavid Broadcasting website at www.viavid.net. An audio replay of the call will be available on these websites for 14 days.

Today’s presentation may contain forward-looking statements within the meaning of section 27-A of the Securities Act of 1933 as amended and section 21-E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are based on a number of assumptions including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. If the Company’s performance differs materially from these assumptions or estimates, US Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statement.

It is now my pleasure to introduce Murray Gross, Chairman and Chief Executive Officer of US Home Systems. Murray, the floor is yours.

Murray Gross: Thank you, Brett and good afternoon everyone. Joining me today is Peter Bulger, our Chief Operating Officer, and Robert DeFronzo, our Chief Financial Officer. On our call today, I will be addressing our 2006 operating results and Peter will discuss some exciting initiatives for 2007.

In regard to 2006, I characterize the year as a year of business transformation and expansion. During 2006 we completed major transformations of both our home improvement business and our consumer finance business. On our last call, I told you that our In-home Improvement business we executed a new expansion program under our Home Depot agreement, opening new sales and installation centers in eight new markets and expanding our deck product offering to three additional markets where we already had kitchen re-facing centers. In addition, we converted seven markets where we previously marketed our kitchen and bath products under the Century 21 home improvement brand for our own Facelifters brand.

In the aggregate, these expansion plans involved introducing our kitchen re-facing product to 783 additional Home Depot stores, an increase of 146% more stores than we served at the beginning of the year. During 2006 our deck products were introduced into 125 additional stores, a 31% increase. At December 31, 2006 our home improvement operations exclusively served the Home Depot in 36 markets, covering 23 states. Our kitchen products are now available in all 36 markets, encompassing approximately 1,318 Home Depot stores. Our bath products are offered in 18 markets, which include approximately 583 stores and our deck products are offered in 15 markets which include about 525 stores.

In 2006 we also completed the restructuring of our deck business, an initiative we began in May 2005. The restructuring program included consolidating four deck manufacturing facilities into one, reducing operations and administrative staffing, transitioning our deck installation staff from employees to subcontractors, eliminating our fleet of special vehicles and costs attendant thereto, and consolidating our deck and kitchen businesses including sales, operations, marketing and general management functions.

In our consumer finance business, we initiated the business transformation in November 2006 when we changed our consumer finance business model from purchasing retail installment obligations, or RIOs, and holding them for investment, to sourcing and servicing RIO portfolios for a third party financial institution. In making this change, we sold a substantial portion of our portfolio and we paid off all the related credit facilities we utilized to finance the portfolio. These changes led to fourth quarter and full year operating results.

For the fourth quarter 2006, our consolidated revenues were 32.8 million, an increase of 23.1% as compared to 26.7 million in the three months ended December 31, 2005. Consolidated net income was 1.6 million or $0.19 per share for the fourth quarter as compared to 384,000 or $0.05 per share for the fourth quarter 2005. For the year ended December 31, 2006, consolidated revenues increased 22.4% to a record 127.8 million as compared with 104.4 million in 2005. Net income was 4.2 million or $0.51 per share in 2006 as compared with a net loss of 405,000 or $0.05 per share in 2005.

In our home improvement business, our results demonstrate the success of our expansion program with the Home Depot and the effectiveness of the restructuring and consolidation of our deck and kitchen businesses. Revenues in the home improvement segment increased 24% to 31 million in the fourth quarter 2006, as compared with 25 million in the fourth quarter 2005. For the quarter, approximately 17% of the revenue increase or 994,000 was realized in markets that were open prior to 2006 and 5 million, or 83% of the increase, was realized in markets opened in 2006. Gross profit margin improved to 53.7% of revenues in the current quarter as compared to 48.3% of revenues in the fourth quarter of last year. Net income was approximately 1.2 million as compared with 498,000 in the fourth quarter last year.

We finished the fourth quarter strong with a backlog of approximately 19 million which represented a 73% increase from our prior year ending backlog of 11 million. The backlog increase reflects strong fourth quarter new orders of 26.4 million, an increase of 38% from last year’s fourth quarter new orders of 19.2 million.

For the year ended December 31, 2006 revenues in the home improvement segment increased 23.1% to 120.8 million as compared with 98.1 million in 2005. Approximately 53% of the revenue increase, or 12.1 million, was realized in markets that were opened prior to 2006 and 10.6 million or 47% of the increase was realized in markets that were opened in 2006.

New orders increased 36% in 2006 to 128.8 million from 95 million in 2005. New orders in both our kitchen and deck product lines increased nearly 47% over 2005. Gross profit in the home improvement segment improved to 52.8% of revenues in the current year as compared to 49.1% of revenues last year. Reduced material prices on lumber products and realized benefits from restructuring our deck business combined increased leverage over fixed manufacturing and production expenses resulting from the higher revenues all contributed to improved gross profit margins. Net income for the year was approximately 4.1 million as compared with $10,000 in the home improvement segment in 2005.

In our consumer finance business, revenues were 1.8 million in the fourth quarter 2006 as compared with 1.6 million in the fourth quarter 2005. Net income for the finance segment was 413,000 in the fourth quarter 2006 as compared with a net loss of 116,000 in the fourth quarter last year. For the year ended December 31, 2006, revenues from the finance segment were 6.949 million as compared with 6.267 million in 2005. Net income was 122,000 as compared with a net loss of 446,000 in 2005. As a result of the RIO sale, our finance segment revenues in the fourth quarter 2006 include a one time pre-tax gain of $819,000. At the end of the year we had approximately 570,000 in RIOs which were not eligible to be sold under the terms of the related agreement. We will continue to service the remaining RIOs until they are sold, paid off, or written off. Although we believe that the transaction with the financial institution will improve the financial condition and results of operations over our consumer finance segment in the long term, we estimate that net income for 2007 in the finance segment will range from an operating loss to marginal profitability.

At December 31, 2006 we had approximately 10.6 million in cash and cash equivalents. Additionally, we had approximately 4.7 million in accounts receivable. Cash generated from operations was 4.4 million in 2006 as compared to 3.3 million in 2005. The increase in cash generated from operations in 2006 as compared to 2005 was principally due to the improvement in the Company’s profitability. As a result of our growth in operations, we experienced increased cash utilization or increases in receivables and inventory.

In 2006 net cash generated from investing and financing activities was approximately 1.6 million as compared with cash utilized in investing and finance activities of 2.4 million last year. Investing and financing activities principally include capital expenditures, proceeds from the issuance of common stock and borrowings and repayment of debt obligations.

I am pleased to report to you that with the cash created in 2006, the Company is debt free except for mortgages of approximately $3 million on our two manufacturing facilities. A significant amount of our investing and financing activities involved borrowings and repayments under our credit lines reported, related to our RIO portfolio. In connection with the sale of our RIO portfolio, we generated proceeds of approximately 3.4 million after payment of all credit-related facilities and our participation investment.

I attribute our improved financial results to the dedication and leadership of our fantastic management team, and in particular, our Chief Operating Officer, Peter Bulger. Mr. Bulger’s leadership has been instrumental in our growth under the Home Depot’s program as well as the successful implementation of the restructuring and consolidation of our debt in kitchen operations. In recognition of his outstanding contribution, I am pleased to announce today that the Board of Directors last Thursday elected Mr. Bulger as President of the Company. Mr. Bulger will continue his duties as the Company’s Chief Operating Officer and will continue to serve as the President and CEO of US Remodelers, our home improvement operating subsidiary. I will continue to serve the Company as Chairman of the Board and Chief Executive Officer.

In summary, let me state that I am extremely delighted with the progress in financial results in 2006. As we move forward into 2007, I believe that with ours and the Home Depot’s marketing efforts we can achieve a year-over-year revenue growth of 20%. Although seasonally our revenues are lowest in the first calendar quarter given the strength of sales and backlog from the fourth quarter, we believe our financial results in the first quarter of 2007 will reflect improved operating results as compared with the first quarter of 2006. We plan to file our 2006 annual report on form 10-K in the next few days. I encourage you to review that filing for a more in-depth discussion of the items covered in today’s call.

I would now like to introduce to you our President and Chief Operating Officer, Peter Bulger.

Peter Bulger: Thank you, Murray. In many ways, 2006 was certainly an exciting and successful year. Now that we have completed our business transformation, we will concentrate on new growth initiatives in 2007 that will focus on generating more revenues over our existing infrastructure by penetrating our existing markets and enhancing our operational performance. Here are just a few of the initiatives on which we are working.

As part of our market penetration plans, we are partnering with the Home Depot to add products that are natural extensions to our existing product offerings. For example, last week we launched the introduction of our countertop products in the Boston market. This product offering consists of laminate and solid-surface tops including Corian, Silestone and granite. As some of you may know, we have previously offered countertop products under other brands. We believe we are well-positioned to offer these products to the Home Depot’s do-it-for-me customer. We feel confident that we’ll be successful in the Boston market roll-out and we anticipate launching the offerings into all our other markets. Although countertop products generally carry a lower margin than our primary product lines, we believe that nearly 60% of our kitchen cabinet re-facing customers will also purchase a new countertop.

Additionally, we have received approval from the Home Depot to introduce designer deck sealing systems. This new product offering is designed to cosmetically improve and present a finished look to the underside of an elevated deck as well as to capture and direct water away from the outdoor living area directly below. We anticipate our pilot program will be launched late in the second quarter in our Atlanta and metro Washington DC markets. Provided that this pilot program is successful, we anticipate offering it in all of our current deck markets.

Also we are in the process of completing the installation of newly designed kitchen re-facing displays in 33 of the Home Depot Expo stores of markets we currently serve. We believe that by expanding our product offering into the Expo stores, we have the opportunity to reach a broader customer base as well as to increase the mix of our premium re-facing products. And finally we are developing and implementing new initiatives that are designed to enhance our operating performance. Specifically to increase gross product margins, increase our sales conversions and improve our operational process efficiencies. All in all, I believe these initiatives will produce positive results and 2007 looks to be another exciting year.

Now let me turn it back over to, Murray.

Murray Gross: Thanks Peter. Now in order to get to everyone’s questions, let’s open the line.

Operator: At this time, I would like to remind everyone if you would like to pose a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

The first question comes from Chris Terry of First Dallas Securities.

Chris Terry: Good afternoon, guys. Congratulations on a great way to end the year and a great way to begin the new year.

Murray Gross: Thank you.

Chris Terry: Peter, a quick question on in your prepared remarks about the margin initiatives, can you kind of maybe direct me to what you’re kind of looking at as the long term, maybe as far as gross margin or even operating margins over the next couple of years or so. What do you think they could get to?

Peter Bulger: Well, I think with our cost reduction and waste reduction initiatives that we’re currently underway with, I think we can make an impact of one to two points I believe would be a fair estimate to make.

Chris Terry: Alright. Murray, any thoughts on possible cash issues this year now that, you know, you’ve got the balance sheet in great shape?

Murray Gross: We are simply investing it out, Chris. We have no anticipated acquisitions. We’ll use some cash, you know, gearing up for probably the deck sealing program, nominal amount of inventory but at the moment we have no plans other than to invest.

Chris Terry: Okay. And Murray, while I’ve got you, a question I get quite a bit is, you know, can you kind of address your exposure to the sub-prime market and maybe your thoughts there if you guys are seeing an impact from that?

Murray Gross: Well, as you heard me say what our fourth quarter sales were, the sub-prime market, to give you an idea in the financing of our business, about 75% of our business is financed through the Home Depot credit card and 25% is cash from the customer. And most of the business on the Depot credit card is simply to take advantage of the 12 months or six month no-payment offer that they make and then that pays off cash. I believe that we have little sales into that, customers in that sub-prime market. I’m not saying there aren’t any but they would be marginal at best. I think I mentioned once before that Home Depot did a survey which indicated that 38% of the customers surveyed has household incomes in excess of $100,000 so we certainly aren’t selling into that market. To give you an idea, our approval rates on the customers of the 75% who utilize Home Depot’s credit plan, 95.6% are approved. We have a 4.4% rejection rate and then some of those are able to be financed through alternative sources so I think you can see we’re not dabbling much in the sub-prime market.

Chris Terry: Okay, good to hear. Murray, last question kind of a housekeeping item but do you provide the revenue breakdown between the re-facing and the kitchen and bathroom and then the wood decks. Do you break down revenue?

Murray Gross: It will be in the K.

Chris Terry: Okay.

Murray Gross: I can give it to you in about a second or two.

Peter Bulger: For revenues for 2006 for the year the re-facing business generated 90.5 million or 90.6 million I guess it’s rounded to, bathroom was 10.8, decks were 27.5. That should round to about 128.8. Comparatively to last year, kitchen re-facing was about 61.4, bathroom was 14.4, and decks were 18.7.

Chris Terry: Okay great. I appreciate it. Thanks guys and congratulations again.

Murray Gross: Thank you.

Peter Bulger: Thank you.

Operator: The next question comes from Robert Kelly of Sidoti.

Robert Kelly: Good afternoon.

Murray Gross: Hi Robert. How are you?

Robert Kelly: Could you give, I’m sorry if I missed it, the cap ex number for both ‘06 and ‘05?

Peter Bulger: Give me one second. Cap ex in ‘06 was roughly 1.47 million and in ‘05 it was 866,000.

Robert Kelly: Thank you. Can you touch on the backlog entering 1Q? Is any of the pilot program included in that backlog?

Peter Bulger: No.

Robert Kelly: That’s all potential for ‘07?

Murray Gross: That’s all potential for ‘07. We were a little late getting the countertop program kicked off into the Boston market. We had some operational issues getting that all together and rolled out so we’re just getting through now.

Robert Kelly: And then you mentioned, you think about 60% of your kitchen customers would be interested in a countertop. What did that translate to on the deck sealing system? Do you have any idea?

Murray Gross: We don’t have a clue. All I can do is give you a guess and you know we said, you know, we think we can sell it probably to 50% of the deck customers that we sell decks to. The piece that we don’t know is how many of our former customers, of which we have several thousand, can we go back and sell it as an after-market add on. And we don’t know what the answer will be to that. In the category, we’ll not just be as an add on product to decks that we’ve sold. It will be an add on product to decks that somebody in those markets bought from anybody. I’ll give you a little anecdotal story. In training installers in Atlanta, we installed a system on my daughter’s home that lives there and the neighbors came over and they were lined up waiting for us to be able to come out and give them an estimate. So, we think it’s a new idea and a new product that will get a lot of consumer acceptance.

Robert Kelly: That’s encouraging. A question for Peter; you talked about some of the cost initiatives as far as the margin line was concerned in ‘07. That one to two percent projection, is that of the gross margin line? Or would that be the combined of you know incremental leverage on the sixth?

Peter Bulger: That would be gross.

Robert Kelly: Okay, great.

Peter Bulger: And don’t forget that that is a long term increase. That’s not something you should anticipate in the next 12 months, that one to two percent.

Robert Kelly: Understood. And then if we could just go over to the Consumer Finance business. With the sale of the portfolio, what should we be expecting as far as revenue for ‘07? Is that going to be a big drop off now that you only have the 570,000 versus the 40 million or so?

Murray Gross: It will be a large drop off.

Robert Kelly: So the 20% growth, is that, I mean apples to apples if we’re just looking at home improvement it would be somewhere higher, or you know, what are we thinking about for…

Murray Gross: It would purely be in the home improvement segment.

Robert Kelly: Okay, understood.

Murray Gross: Of that 120 million in home improvement, that’s what you ought to be looking at.

Robert Kelly: Great. And then following on that, 20% growth in home improvement, you know, we hear a lot about the pressure of the housing market on the consumer, you know, some of the weaker same-store sales results at Depot, have you felt any sort of softness? Your numbers would indicate otherwise but are you hearing anything from the field or sensing any sort of pull-back in these product lines from your customers?

Murray Gross: So far, so good. By and large, our business has been counter-cyclical. When interest rates have gone up, housing has slowed down, people seem to tend to fix up rather than move up and I think what the numbers I gave you on the fourth quarter sales were indicative of that. First quarter has been good. Fortunately, we’re not feeling any of that. I think you’ll see improved results in our Q1 this year over Q1 last year. That’s our expectation at the moment.

Robert Kelly: Okay guys, keep up the good work. Thank you.

Operator: Once again as a reminder, if you would like to pose a question, please press star then the number one on your telephone keypad.

Your next question comes from David Cohen of Midwood Capital.

David Cohen: Hi guys. Good quarter and congratulations Peter on the additional responsibilities.

Peter Bulger: Thank you, David.

David Cohen: Your comments, Murray, on the first quarter, the improved results. Do you think that home improvement business will set above or break-even level of revenue?

Murray Gross: I’m going to tell you we’re going to be right there.

David Cohen: Okay.

Murray Gross: I expect us to be there. We’ll certainly do a hell of a lot better than we did last year. That I’ll sign up for.

David Cohen: And can you quantify or I guess sort of bring us up to now sort of looking at the relative productivity of your non-store marketing investing versus the store channel, you know, the traditional direct marketing regeneration that you began to do during the year. How has that paid off? What are the returns on that versus…?

Murray Gross: It’s paid off, we say very well. We’re just starting to ratchet it up now. To quantify it, our lead cost there has run about 1.8% higher than we anticipated it running and so we’re making some tweaks in some of the sources that weren’t productive. There are a few mail campaigns that didn’t work out, a couple of internet things. And so we’re tweaking that. I think after we do those tweaks, they’ll be right on target.

David Gross: Okay. And last question is how long, I know that things don’t necessarily last as long as the trial is supposed to last but how long technically are the trials supposed to last for the under-deck product and the countertop product?

Murray Gross: Well, all the pilot programs are always written to be one year. We’ve never seen one be longer than three months and that would be my expectation but I don’t know. On the deck program, it’s only a pilot for the existing deck market, so it’s not truly a pilot. It is a rollout and we’ve been authorized to roll it out as quickly as we’re able in all of our deck markets so it’s not really a pilot like the countertop program. It is a category to itself.

David Gross: Great. Alright thanks guys. Good work.

Peter Bulger: Thanks David.

Operator: Again, that is star one to pose a question.

The next question comes from Tim Petrycki of Gimmel.

Tim Petrycki: Hey guys, how are you?

Murray Gross: Hey Tim, how are you?

Tim Petrycki: Doing well, doing well. Just a little more detail on the deck business. What is, what do you guys see the ASP being on these, I’m sorry on the countertop installations?

Murray Gross: The average countertop installation ought to run around $4000.

Tim Petrycki: Got it. And you’re going to get paid with some sort of remarketing fee, installation fee type of thing?

Murray Gross: I wouldn’t call it that. We just get a margin on the product line. Our margins will be small, relatively speaking, on that product line.

Tim Petrycki: Got it. And on the deck side, what is the ASP now on the deck and what will it be if the under-deck does get rolled out?

Murray Gross: Well, the ASP now is about $10,000. And on the under-deck, my best guess…

Tim Petrycki: Sure.

Murray Gross: Will be about $3000.

Tim Petrycki: Great. And what are you guys doing with the bathroom business?

Murray Gross: The bathroom business is status quo. That business whatever we grow will be additional penetration into the markets we’re in. It’s a business that if you remember I told you before, Depot has another vendor.

Tim Petrycki: Right.

Murray Gross: That’s involved in the product so we have really no growth opportunities other than to better penetrate the stores that we’re now in with that product but it won’t have any geographic expansion connected to it.

Tim Petrycki: Got it. And now that you have some kind of quote unquote “mature markets”, are any of these mature markets unprofitable on a stand-alone basis and if so, is there opportunity for further margin improvement as you guys, you know, flesh out the operations?

Murray Gross: Bob wants to answer that one.

Robert DeFronzo: At least to my recollection, we don’t have any mature markets that are unprofitable. Clearly they vary in range of profitability. The largest and most successful of course is the biggest markets like the Los Angeleses and the New Yorks. But in those markets where there’s less profitability, there’s usually less opportunity. Now there is some margin enhancement available to us but it is got to come from greater penetration of the marketplace and that’s where we’re focusing on the expansion of our product offerings.

Tim Petrycki: Alright, got it. And in terms of Home Depot and kind of your support on the advertising side, are they seeing any kind of change from them this quarter versus first quarter of ‘05? And maybe how many ad dollars they’re spending and where they’re positioning you guys?

Murray Gross: Well, we have no idea how many ad dollars they’re spending. They don’t let us know that. The frequency has been about the same. The inserts and, you know, those items seem to be pretty much following last year’s pattern.

Tim Petrycki: Well, great quarter, guys.

Murray Gross: Thanks Tim.

Operator: There appears to be no more questions at this time. I will turn the floor back over to your host, Mr. Murray Gross for any closing remarks.

Murray Gross: Thank you everyone for attending. I hope you’re as pleased with our results as I am. It’s been a great year and I think we’ve got a lot of good things to look forward to in the coming year. So I thank you for your support and if you have any questions, feel free to call me. You know I’m always available. So thank you very much and talk to you in May.

Operator: This concludes today’s US Home Systems Fourth Quarter 2006 Earnings Conference Call. You may now disconnect.